Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2015 (May 22, 2015 as to the effects of the change in segments described in Note 17), relating to the consolidated financial statements of Par Petroleum Corporation and subsidiaries as of and for the years ended December 31, 2014 and 2013, appearing in the Current Report on Form 8-K dated May 22, 2015, and our report dated March 12, 2015, relating to the effectiveness of Par Petroleum Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Par Petroleum Corporation for the year ended December 31, 2014. We also consent to the reference to us under the headings “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 1, 2015